CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Tweedy, Browne Fund Inc. of our report dated May 27, 2022, relating to the financial statements and financial highlights, which appears in the Tweedy, Browne International Value Fund, Tweedy, Browne International Value Fund II – Currency Unhedged , Tweedy, Browne Value Fund and Tweedy, Browne Worldwide High Dividend Yield Value Fund Annual Report on Form N-CSR for the year ended March 31, 2022. We also consent to the references to us under the headings “Financial Highlights”, “Statement of Additional Information”, “Custodian, Counsel and Independent Registered Public Accounting Firm” and “Additional Information - Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

July 29, 2022